EXHIBIT 99.2
NEWS
REPUBLIC CONTACTS

Media Inquiries:	Will Flower	(480) 718-6565
Investor Inquiries:	Ed Lang	(480) 627-7128
Republic Services, Inc. Authorizes
$400 million for stock repurchases
Phoenix, AZ, Nov. 4, 2010 — Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has authorized the repurchase of up to $400 million of its common stock.
“Following Republic’s merger with Allied Waste Industries in 2008, the Company initiated a debt reduction program which, to date, has resulted in a reduction in borrowings of approximately $1.1 billion,” said James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc. “Given Republic’s strong financial position and predictable cash flows, we are now able to return to our pre-merger strategy of returning a substantial portion of our free cash flow to shareholders by reinstating our share repurchase program and continuing our cash dividend program. We remain committed to maintaining our investment grade rating and are always seeking to reinvest in core business opportunities.”
At current prices, $400 million represents approximately 3.5 percent of the Company’s outstanding shares of stock. Additionally, at current prices the Company’s annual dividend represents a yield of approximately 2.7 percent.
The stock repurchases may be made in the open market, in privately negotiated transactions or a combination of both. The timing and amounts of any repurchases will be at the discretion of management and will depend on many factors, including the market price of the common stock and overall market conditions. The common stock that is repurchased will be held in treasury.
About Republic
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the

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United States. The Company’s various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services web site at www.republicservices.com. The Company participates in investor presentations and conferences throughout the year. Interested parties can find a schedule of these conferences at www.republicservices.com by selecting “Calendar” under the Investor Relations tab. Live audio presentations from earnings calls and investor conferences are web cast on the Republic web site.

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